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                                  Exhibit 13-A
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                  CERTIFICATE OF FORMATION OF ENERGYNET, L.L.C.


         This Certificate of Formation is being executed as of June 30, 1997, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del C. Sections 18-101, et seq.

         The undersigned, being duly authorized to execute and file this Certificate of Formation, hereby certifies as follows:

         A. Name. The name of the limited liability company is EnergyNet, L.L.C. (the "Company").

         B. Registered Office and Registered Agent. The Company's registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

         C. Dissolution. The latest date on which the Company is to dissolve is December 31, 2048.

         D. L.L.C. Management Committee. The Company has an L.L.C. Management Committee and the business and affairs of the Company shall be managed by or under the direction of the L.L.C. Management Committee. Unless otherwise specified by the L.L.C. Management Committee, no member of the Company, in such capacity or by reason of his, her or its status, as such, shall have any right or authority to act for or to bind the Company.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

                                /s/
                                -----------------------------------------
                                    Organizer
                                ENERGYNET, L.L.C.